GPA , Inc.
1516 S. Boston Ave. - Ste. 301
Tulsa, Oklahoma 74119

December 15, 2015

U.S. MAIL AND
E-MAILED: BMackey@5SSL.com

Bruce J. Mackey, Jr., President and CEO
Five Star Quality Care, Inc.
400 Centre Street
Newton, Massachusetts  02458

Re:
Letter of Intent regarding the purchase by GPA, Inc. (“Buyer”) of the senior living real estate assets herein described owned by Five Star Quality Care, Inc. and its subsidiaries (collectively, “Selling Parties”)

Dear Mr. Mackey:

This letter (the “Letter of Intent”) shall serve as an agreement between Buyer, on the one hand, and Selling Parties, on the other hand, with respect to certain matters related to the potential acquisition by Buyer of those certain thirty-three (33) senior living facilities (the “Assets”) owned by Selling Parties (the “Potential Transaction”). The proposed terms set forth below are subject in all respects to completion of business, legal, accounting, financial, and tax diligence.  It is the express understanding and agreement of the parties signatory hereto (collectively, the “Parties”) that: (i) except as expressly set forth herein, this Letter of Intent does not constitute or give rise to any binding agreement or obligation, express or implied, of any party to negotiate (in good faith or otherwise), to proceed with or to consummate the Potential Transaction and (ii) this Letter of Intent does not contain all matters on which agreement must be reached in order for the Potential Transaction to be entered into and consummated.  Any such obligation will arise only if and to the extent, and subject to the terms and conditions to be set forth in, a mutually satisfactory definitive purchase and sale agreement to be executed by and between the Parties (the “PSA”). The proposed terms of the Potential Transaction set forth below are subject in all respects to completion of business, legal, accounting, financial, and tax diligence.  In furtherance of the foregoing, the basic business terms of the Potential Transaction are to be as follows:

1.           ACQUISITION.  It is proposed that Buyer shall acquire from Selling Parties and Selling Parties shall convey to Buyer the Assets. Buyer may cause the Assets to be acquired in an entity affiliated with Buyer.  The Selling Parties will deliver good title to the Assets free and clear of any and all liens and encumbrances, except such as are approved by Buyer.

2.           PURCHASE PRICE.  The aggregate proposed purchase price to be paid by Buyer to Selling Parties for the Assets shall be the sum of Three Hundred Twenty-Five Million and no/100 Dollars ($325,000,000.00) (the “Purchase Price”), payable in cash at closing.  The purchase price is based on the assumption that the Assets consist of thirty-three (33) senior living facilities; to the extent such is not the case, the purchase price shall be adjusted accordingly.

3.           ASSUMED LIABILITIES.  Buyer will not be assuming any obligations or liabilities of Selling Parties except for:

                              A.           All liabilities accruing after Closing with respect to contracts approved and assumed by Buyer;

                              B.           Any other liabilities specifically set forth in the PSA to be paid or assumed by Buyer.

Bruce J. Mackey, Jr., President & CEO
December 15, 2015

Except for such liabilities as are expressly assumed by Buyer, Selling Parties shall pay and satisfy or shall have made adequate provision for all liabilities with respect to the Selling Parties or the Assets at the Closing.

4.           CONDITIONS, WARRANTIES, REPRESENTATIONS, COVENANTS, ETC.  The PSA shall contain such conditions, warranties, representations, covenants, remedies, indemnification provisions and other miscellaneous provisions as are normally and typically contained in agreements of a similar nature.  Without limiting the generality of the foregoing, the Potential Transaction shall be conditioned upon and subject to: (i) Selling Parties providing Buyer with access to the Assets and to such reasonable due diligence items as Buyer may request and Buyer conducting such inspections, analyses and other due diligence activities as are normal and typical with respect to transactions of a similar nature and Buyer approving the Assets or terminating the PSA within an agreed due diligence period; (ii) the approval of the respective Boards of Directors of Selling Parties and Buyer, or any other governing body whose approval is required, approving the terms and conditions of the PSA; and (iii) obtaining any and all necessary and appropriate regulatory permits and approvals.

5.           EXCLUSIVITY. Selling Parties agree that during the term of this Letter of Intent, they shall not, directly or indirectly through affiliates or otherwise, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to any person or group (“Prohibited Activities”) in connection with, or which may be reasonably expected to lead to, any acquisition or purchase any of the Assets or business of Selling Parties, or any merger, consolidation, business combination, sale of substantially all of its assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving Selling Parties, or any other corporate transaction the consummation of which could or could reasonably be expected to impede, interfere with, prevent or delay the proposed Potential Transaction contemplated by this Letter of Intent (an “Alternative Transaction”). Selling Parties agree to promptly give written notice to Buyer of the details of any proposal respecting any Alternative Transaction that it receives, or Prohibited Activities of which it becomes aware.

6.           NON-DISCLOSURE.  During the term of this Letter of Intent, and except as and to the extent required by law, without the prior written consent of the other Party or Parties, neither Buyer nor Selling Parties nor any of their respective principals, officers or employees, shall, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of the discussions regarding the Potential Transaction or any of the terms, conditions or other aspects of the Potential Transaction proposed in this Letter of Intent, except that: (i) Buyer and its representatives are hereby authorized to disclose any aspect of the Potential Transaction in connection with attempting to secure financing for the Potential Transaction, provided that Buyer informs such persons of the confidential nature of such information and obtains the written agreement of such persons to maintain all such information disclosed on a confidential basis (provided that a written agreement shall not be required of persons who are otherwise bound by obligations of confidentiality under laws and regulations applicable to them, such as institutional lenders); (ii) Selling Parties may disclose any aspect of the Potential Transaction to its lenders, attorneys, accountants and advisors; and (iii) either party may make such disclosure as may be necessary to enforce this Letter of Intent or the PSA, if the same is executed.

7.           CONFIDENTIALITY.  During the term of this Letter of Intent, and for a period of two (2) years from the termination of this Letter of Intent, the Receiving Party (as herein defined) shall retain in strict confidence and shall not disclose in any manner whatsoever, in whole or in part, to any person other than a Permitted Recipient (as herein defined) for use for any purpose other than as set out in this Letter of Intent, any Confidential Information (as herein defined) disclosed by the Disclosing Party (as herein defined).  The term “Disclosing Party” shall mean the party disclosing Confidential Information to the other party.  The term “Receiving Party” shall mean the party receiving Confidential Information.  The term “Confidential Information” shall mean any and all information that the Disclosing Party furnishes to the Receiving Party, whether tangible or intangible, and in whatever form or medium expressed, including all information generated by the Receiving Party that contains, reflects or derived from the information furnished; provided, however, Confidential Information shall not include any information which: (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Permitted Recipients or its employees in breach the terms hereof; (ii) becomes available to the Receiving Party on a

Bruce J. Mackey, Jr., President & CEO
December 15, 2015

non-confidential basis from a source (other than the Disclosing Party) not known by the Receiving Party to be under a duty of confidentiality to a Disclosing Party; (iii) is independently developed by the Receiving Party or one or more of its Permitted Recipients without use or reference to the Confidential Information of the Disclosing Party; or (iv) it is already known by the Receiving Party at the time of disclosure.  The term “Permitted Recipients” shall mean the direct and indirect parents, subsidiaries and affiliates and their respective directors, officers, employees, representatives, agents, professional advisors and consultants, lenders and insurance brokers and underwriters of a Receiving Party who need to know the Confidential Information for the purposes of the Potential Transaction, provided that the Receiving Party shall direct all of its Permitted Recipients to maintain confidentiality of the Confidential Information disclosed to it, and the Receiving Party shall be liable for any unauthorized disclosure or use of such Confidential Information by any of its Permitted Recipients.  Nothing in this Letter of Intent shall obligate either party to refrain from disclosure of Confidential Information to the extent such disclosures are required by law.  In the event that any Confidential Information is required to be disclosed by subpoena or other similar discovery document in connection with litigation, arbitration or other proceedings, the Receiving Party shall use its reasonable efforts to give prompt prior notice of such disclosure to the Disclosing Party and allow the Disclosing Party, in its sole discretion and at its sole expense, to contest the disclosure of Confidential Information on the Disclosing Party’s behalf and the Receiving Party will reasonably cooperate with the Disclosing Party in such efforts to contest such disclosure. None of the parties are making any representation or warranty of any kind as to the accuracy or completeness of the Confidential Information disclosed and the Disclosing Party shall not incur any liability on the basis of use of Confidential Information by the Receiving Party or the Permitted Recipients.

8.           FEES AND EXPENSES.  Each of the Parties hereto shall be responsible for and pay all fees and expenses incurred by them with respect thereto, including without limitation, the fees of their respective attorneys, brokers, accountants and other advisors incurred in connection with this Letter of Intent.

9.           NO RELIANCE.  This Letter of Intent is for the benefit of the Parties hereto and no third person may rely on any of the agreements or matters contained in this Letter of Intent.

10.         GOVERNING LAW.  This Letter of Intent shall be governed by and construed in accordance with the laws of the State of Oklahoma.

11.         NON-BINDING AGREEMENT.  Except for the provisions of Paragraphs 5, 6, 7, 8, 9, 10, 11 and 12, which shall be binding (collectively, the “Binding Provisions”), nothing herein shall constitute a legally binding agreement between Buyer and Selling Parties. Any party may terminate this Letter of Intent at any time and for any reason or no reason upon thirty (30) days’ written notice to the other party; provided that Selling Parties may not provide such termination notice at any time prior to January 18, 2016.  Further, none of Buyer or Selling Parties shall be under any obligation to the other Parties for damages, expenses or otherwise, regardless of any negotiations, agreements or understandings heretofore or hereafter existing between the Parties and regardless of any implied course of conduct between the Parties, except for a breach of the obligations under Paragraphs 5, 6, 7 and 8. In all events, the Parties hereto do hereby waive any right or entitlement to special, consequential, punitive or exemplary damages.  This Letter of Intent shall not be deemed to constitute any type of offer by either Party or create any rights or obligations (except as provided in this Paragraph), as and among the Parties, based on any legal or equitable theory, including without limitation, the obligation to negotiate (whether in good faith or otherwise). The Binding Provisions shall survive termination of this Letter of Intent, provided that such survival shall not expand or affect the applicable specific time periods set forth in the Binding Provisions.

12.         NOTICES; BUSINESS DAYS; COUNTERPARTS.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given one (1) business day after such notice is deposited with an overnight delivery service such as FedEx or immediately when sent by electronic mail (provided that the sender can provide proof of receipt of such sending by an electronic evidence of receipt or delivery for e-mail) and addressed or e-mailed as set forth below.  Further, for the purposes hereof, “business days” shall mean each day of the week except for Saturday, Sunday and any holiday recognized by the State of Oklahoma or the federal government. Additionally, the phrase “date hereof” or words of similar import shall mean the date

Bruce J. Mackey, Jr., President & CEO
December 15, 2015

upon which Selling Parties execute this Letter of Intent. This Letter of Intent may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Pages with respect to this Letter of Intent or any amendment hereto containing signatures may be detached from their respective counterparts and reassembled together to form a completely executed document. Further, pages with respect to this Letter of Intent or any amendment hereto containing signatures and transmitted by electronic transmission shall be deemed to be original signatures and shall be effective for all purposes and enforceable in all respects.

If the foregoing accurately sets forth our understanding of the matters herein set forth regarding the proposed Potential Transaction, please acknowledge your acceptance by your signature below and e-mailing the same to the undersigned as set forth below, with an original to follow by overnight delivery service.  If a fully executed version of this Letter of Intent is not received by Buyer on or before 5:00 P.M., Central Time, on the 22nd day of December, 2015, the same shall be deemed withdrawn.

Sincerely yours,

GPA, INC.,
An Oklahoma Corporation

By:          /s/ Matthew Clifton
Matthew Clifton
Chief Financial Officer

Address For Notices:
1516 South Boston, Suite 301
Tulsa, Oklahoma  74119
E-MAIL: MClifton@SeniorStar.com

With a copy to:
Philip J. Eller, Esq.
ELLER & DETRICH, PC
2727 East 21st Street, Suite 200
Tulsa, Oklahoma  74114
E-MAIL:  peller@ellerdetrich.com

“BUYER”

SIGNATURE PAGE TO
LETTER OF INTENT DATED December 15, 2015

Read, agreed to and accepted this _________ day of _________________, 2015.

FIVE STAR QUALITY CARE, INC.,
A Maryland Corporation

By:          ____________________________________
Bruce J. Mackey, Jr.
President and CEO

Address For Notices:
                                                                                                ___________________________________________
                                                                                                ___________________________________________
E-MAIL:  ___________________________________

With a copy to:

                                                                                                ___________________________________________
                                                                                                ___________________________________________
E-MAIL:  ___________________________________

“SELLING PARTIES”